Filed pursuant to Rule 433
  Registration No. 333-208507

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES G
$2,000,000,000
2.150% SENIOR NOTES, DUE OCTOBER 26, 2020
FINAL TERM SHEET
DATED OCTOBER 18, 2017

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	2.150% Senior Notes, due October 26, 2020 (the “Notes”)

Expected Ratings[1]:	A1 / AA- / AA (Negative / Negative / Negative)

Principal Amount:	$2,000,000,000

Issue Price:	99.942%

Trade Date:	October 18, 2017

Settlement Date (T+6) [2]:	October 26, 2017

Maturity Date:	October 26, 2020

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	2.150%

Treasury Benchmark:	1.625% UST due October 2020

Treasury Benchmark Price:	99-25

Treasury Yield:	1.700%

Re-offer Spread to Treasury Benchmark:	T + 47bps

Re-Offer Yield:	2.170%

Fees:	0.150%

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in six business days (T+6), to specify alternative settlement arrangements to prevent a failed settlement.

Interest Payment Dates:	Semi-annually on each April 26 and October 26, beginning April 26, 2018

Payment Convention:	Following business day convention, unadjusted

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	None

CUSIP / ISIN:	78013GKN4 / US78013GKN42

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc.

Co-Managers:
ANZ Securities, Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
BNY Mellon Capital Markets, LLC
Capital One Securities, Inc.
Commonwealth Bank of Australia
Desjardins Securities Inc.
Fifth Third Securities, Inc.
Imperial Capital, LLC
MUFG Securities Americas Inc.
nabSecurities, LLC
National Bank Financial Inc.
Regions Securities LLC
Santander Investment Securities Inc.
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
SunTrust Robinson Humphrey, Inc.
The Huntington Investment Company
U.S. Bancorp Investments, Inc.
Westpac Capital Markets, LLC
Academy Securities, Inc.
R. Seelaus & Co., Inc.
Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.